Exhibit 99.3

NII International Telecom S.C.A.

Offer to Exchange

11.375% SENIOR NOTES DUE 2019

that have been registered under the Securities Act of 1933

for any and all

11.375% SENIOR NOTES DUE 2019

The Exchange Offer will expire at 5:00 p.m., New York City time, on             , 2014, unless sooner terminated or extended (the “Expiration Date”). Outstanding notes tendered in the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, but not thereafter.

To The Depository Trust Company Participants:

We are enclosing with this letter the materials listed below relating to the offer by NII International Telecom S.C.A., or NII International, to exchange its 11.375% Senior Notes due 2019 (the “11.375% Exchange Notes”), the issuance of which has been registered under the Securities Act of 1933 as amended (the “Securities Act”), for a like principal amount of its unregistered, issued and outstanding 11.375% Senior Notes due 2019 (the “11.375% Outstanding Notes”), upon the terms and subject to the conditions set forth in NII International’s prospectus dated             , 2014 and the related letter of transmittal.

We are enclosing copies of the following documents:

1.            Prospectus dated                 , 2014;

2.            Letter of Transmittal, together with accompanying Substitute Form W-9 Guidelines;

3.            Notice of Guaranteed Delivery; and

4.            Letter to Clients that may be sent to your clients for whose account you hold 11.375% Outstanding Notes in your name or in the name of your nominee, with space provided for obtaining that client’s instruction with regard to the exchange offer.

We urge you to contact your clients promptly. Please note that the exchange offer will expire at 5:00 p.m., New York City time, on             , 2014, unless sooner terminated or extended.

The exchange offer is not conditioned upon any minimum aggregate principal amount of 11.375% Outstanding Notes being tendered for exchange.

Pursuant to the letter of transmittal, each holder of 11.375% Outstanding Notes will represent to NII International, among other things, that:

•	any 11.375% Exchange Notes received are being acquired in the ordinary course of business of the person receiving such 11.375% Exchange Notes;

•	such person does not have an arrangement or understanding with any person to participate in the distribution of the 11.375% Outstanding Notes or the 11.375% Exchange Notes within the meaning of the Securities Act;

•	such person is not an “affiliate,” as defined in Rule 405 under the Securities Act, of NII International or any Guarantor, or if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if such person is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of 11.375% Exchange Notes;

•	if such person is a broker-dealer, it will receive 11.375% Exchange Notes in exchange for 11.375% Outstanding Notes that were acquired for its own account as a result of market-making activities or other trading activities, and it will deliver a prospectus in connection with any resale of such 11.375% Exchange Notes; however, by so acknowledging and by delivering a prospectus, it will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act;

•	if such person is a broker-dealer, it did not purchase the 11.375% Outstanding Notes to be exchanged for the 11.375% Exchange Notes from NII International; and

•	such person is not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the 11.375% Outstanding Notes for you to make the foregoing representations and the other representations contained in the letter of transmittal.

NII International will not pay any fee or commission to any broker or dealer or to any other person (other than the exchange agent) in connection with the solicitation of tenders of 11.375% Outstanding Notes under the exchange offer. NII International will pay or cause to be paid any transfer taxes payable on the transfer of 11.375% Outstanding Notes to it, except as otherwise provided in Instruction 7 of the enclosed letter of transmittal.

The exchange offer is not being made to (nor will the surrender of 11.375% Outstanding Notes be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of such jurisdiction.

No person has been authorized to give any information with respect to the exchange offer, or to make any representation in connection therewith, other than those contained in the prospectus and the letter of transmittal. If made or given, such recommendation or any such information or representation must not be relied on as having been authorized by NII International or any Guarantor.

Additional copies of the enclosed materials may be obtained from us upon request.

Very truly yours,

NII INTERNATIONAL TELECOM S.C.A.

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